UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2009

Date of Report (Date of earliest event reported)

Quality Distribution, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

(Address of principal executive offices) (Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 25, 2009, Quality Distribution, Inc. issued a press release announcing that the expiration date has been extended to midnight, New York City time, on September 30, 2009, unless further extended, for (i) the previously announced exchange offers and consent solicitations (the “Exchange Offers”) of its wholly-owned subsidiaries, Quality Distribution, LLC and QD Capital Corporation (together, the “Issuers”) with respect to the Issuers’ senior floating rate notes due 2012, Series A (the “Old Series A Notes”), the Issuers’ senior floating rate notes due 2012, Series B (the “Old Series B Notes” and together with the Old Series A Notes, the “Old Senior Notes”) and the Issuers’ senior subordinated notes due 2010 (the “Old Subordinated Notes” and, together with the Old Senior Notes, the “Old Notes”) and (ii) the Issuers’ previously announced cash tender offer (the “Retail Tender Offer” and, together with the Exchange Offers, the “Offers”) for the Old Subordinated Notes.

As of 5:00 p.m., New York City time, September 25, 2009, (i) approximately $84.4 million principal amount of Old Series A Notes had been validly tendered and not withdrawn, (ii) approximately $50.0 million principal amount of Old Series B Notes had been validly tendered and not withdrawn and (iii) approximately $39.0 million principal amount of Old Subordinated Notes had been validly tendered and not withdrawn.

QDI also announced that the Issuers and QDI are engaged in discussions with certain holders of the Old Notes regarding the terms of the Offers, and expect that such discussions will continue.

For additional information concerning the foregoing, a copy of the press release dated September 25, 2009 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

99.1     Text of press release, dated September 25, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.

Date: September 25, 2009	By:	/s/ JONATHAN C. GOLD
Name: Jonathan C. Gold Title: Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Text of press release, dated September 25, 2009.